Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 21, 2013

THIS FIRST SUPPLEMENTAL INDENTURE to the Securities referred to below is dated as of March 21, 2013 and is made by and among H. J. HEINZ FINANCE COMPANY, a Delaware corporation (the “Company”), H. J. HEINZ COMPANY, a Pennsylvania corporation (the “Guarantor”), and THE BANK OF NEW YORK MELLON (as successor to J.P. MORGAN TRUST COMPANY, N.A., as successor to BANK ONE, NATIONAL ASSOCIATION), as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantor and the Trustee entered into an Indenture, dated as of July 6, 2001 (the “Indenture”), pursuant to which the Company issued its 7.125% Guaranteed Notes Due 2039 (the “Securities”), $931,000,000 aggregate principal amount of which are outstanding on the date hereof;

WHEREAS, Section 902 of the Indenture provides that the Company, the Guarantor and the Trustee may amend the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;

WHEREAS, the Company desires to amend certain provisions of the Securities, as set forth in Article I hereof (the “Amendments”);

WHEREAS, the Securities will evidence the same continuing unsecured indebtedness of the Company;

WHEREAS, the Company has solicited the consents of the Holders of the Securities to the Amendments pursuant to a Consent Solicitation Statement dated March 13, 2013, as amended by Supplement No. 1 to the Consent Solicitation Statement dated March 18, 2013 (collectively, the “Statement”), upon the terms and subject to the conditions set forth therein

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the Amendments effected by this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

NOW THEREFORE, this First Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO THE SECURITIES

Section 1.1.  Amendments to the Securities.

(a)           The definition of “Change in Control” is hereby deleted in its entirety and replaced by the following:

““Change of Control” means:

(1)  the Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as then in effect), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as then in effect), directly or indirectly, of more than 50% of the total voting power of the capital stock of the Guarantor then outstanding and normally entitled to vote in the election of directors; or

(2)  the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Restricted Subsidiaries taken as a whole to a person, other than a Restricted Subsidiary or one or more Permitted Holders.”

(b)  The definition of “Permitted Holder” will be added directly after the definition of “Moody’s”, and will read as stated below:

““Permitted Holder” means, collectively, (1) 3G Capital Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (2) Berkshire Hathaway, Inc. and each of its Affiliates but not, including, however, any portfolio companies of any of the foregoing, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Securities and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as then in effect) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, 3G Capital Inc. and Berkshire Hathaway, Inc., collectively, have beneficial ownership of more than 50% of the total voting power of the capital stock of the Guarantor or any of its direct or indirect parent entities held by such group.”

Section 1.2 Defined Terms.  As used in this First Supplemental Indenture, terms defined in the Securities (and not otherwise defined herein) are used herein as therein defined, and terms defined in the Indenture (and not otherwise defined herein or in the Securities) are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof. Any defined terms present in the Securities but no longer used as a result of the Amendments made by this First Supplemental Indenture are hereby eliminated.  The definition of any defined term used in the Securities where such definition is set forth in any of the sections or subsections that are eliminated by this First Supplemental Indenture and the term is still used in the Securities after the Amendments hereby become operative shall be deemed to become part of, and defined in the Securities.

ARTICLE II

MISCELLANEOUS

Section 2.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture, the Securities or the Indenture or any provision herein or therein contained.

Section 2.2 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 2.3 Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4 Ratification of the Securities; First Supplemental Indenture Part of the Securities. Except as expressly supplemented hereby, the Securities are in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Securities for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

Section 2.5 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

Section 2.6 Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.7 Trustee.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and the Guarantor and not of the Trustee.

Section 2.8 Effectiveness.  This First Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto. The Amendments set forth herein shall become operative at the time and date at which the Company pays the Consent Consideration (as defined in the Statement) to the Information and Tabulation Agent (as defined in the Statement) pursuant to, and subject to the conditions set forth in, the Statement.

Section 2.9 Terms and Conditions.  When the Amendments set forth herein shall become operative as provided in Section 2.8 above, the terms and conditions of this First Supplemental Indenture shall be part of the terms and conditions of the Securities for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this First Supplemental Indenture will control.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

H. J. HEINZ FINANCE COMPANY

By:	/s/ Leonard A. Cullo, Jr.
Name: Leonard A. Cullo, Jr. Title: President

H. J. HEINZ COMPANY, as Guarantor

By:	/s/ Leonard A. Cullo, Jr.
Name: Leonard A. Cullo, Jr. Title: Vice President – Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O'Brien
Name: Laurence J. O'Brien Title: Vice President